Letter of Intent - TMD

This Letter of Intent - TMD (this “LOI”) dated as of February 19, 2025, is made and entered into by and among

LFTD Partners Inc., a Nevada corporation ("LIFD") and Lifted Liquids, Inc., an Illinois corporation ("Lifted"),

and

Gerard M. Jacobs, a Florida resident ("GMJ"), Nicholas S. Warrender, a Florida resident ("NSW") and William C. Jacobs, a Florida resident ("WCJ"),

and

Sustainable Innovations Inc., an Illinois corporation (“SI”), and TMD Ventures, LLC, a Pennsylvania limited liability company (“TMD”),

and

L. John Murray, an Illinois resident ("JM"), Karim "Joe" Murray, an Alabama resident ("KM"), and Erik Carlson, an Illinois resident ("EC").

LIFD, Lifted, GMJ, NSW, WCJ, SI, TMD, JM and EC are hereafter sometimes referred to individually as a "Party" and collectively as the "Parties".

GMJ, NSW and WCJ are hereafter sometimes referred to collectively as the "LIFD Executives". LIFD, Lifted, and the LIFD Executives are hereafter sometimes referred to collectively as the "LIFD Group".

JM, KM and EC are hereafter sometimes referred to collectively as the "Sustainable Executives". SI, TMD, and the Sustainable Executives are hereafter sometimes referred to collectively as the "TMD Group".

The LIFD Executives and the Sustainable Executives are hereafter sometimes referred to individually as a "Senior Executive" and collectively as the "Senior Executive Group".

RECITALS

Whereas, TMD holds a long-term lease of space located in Skokie, Illinois; and

Whereas, LIFD believes that acquiring TMD is in the best interests of LIFD and LIFD's stockholders;

Now, Therefore, in consideration of the mutual agreements and covenants hereafter set forth, the Parties hereby agree as follows, intending to be legally bound hereby:

1. Agreements, Representations and Warranties of LIFD Group

As an inducement to the TMD Group to enter into this LOI, the LIFD Group hereby agrees, represents, warrants and covenants as follows:

(A) Ownership. LIFD is owned by the holders of its common stock (collectively the "LIFD Stockholders") and by the holders of its Series A and Series B convertible preferred stock.

(B) Governance. LIFD is governed by a Board of Directors, consisting of GMJ (Chairman), NSW (Vice Chairman), Joshua Bloom, Sharial Howard, James Jacobs, WCJ, Vincent Mesolella, Richard Morrissy, and Kevin Rocio (collectively the "LIFD Board"). GMJ is the CEO of LIFD, NSW is the COO of LIFD, and WCJ is the President and CFO of LIFD.

(C) Wholly Owned Subsidiary. LIFD owns 100% of the common stock of Lifted, which sometimes does business as "Lifted Made" or as "Urb". NSW is the founder and CEO of Lifted, and WCJ is the President of Lifted.

2. Agreements, Representations and Warranties of the Marijuana Group

As an inducement to the LIFD Group to enter into this LOI, the TMD Group hereby agrees, represents, warrants and covenants as follows:

(A) Ownership. The persons and entities who own SI and TMD (individually an "Owner" and collectively the "Owners"), and their respective ownership percentages thereof, are specified in that certain TMD Ownership Letter dated the date hereof from the Sustainable Executives to the LIFD Executives (the "Ownership Letter"), and during the period from the date hereof through the date of the Closing (as defined below) or the date of the termination of this LOI, there shall be no changes to such ownership and respective ownership percentages.

(B) Governance.

(1) SI. SI is governed by a Board of Directors, consisting of JM, EC, Emily Newbury, David Nissman and Imran Mirza (collectively the “SI Board”). JM is the President of SI.

(2) TMD. TMD is governed by its Managers, consisting of JM and EC (collectively the "Managers").

(C) Assets to be Owned by TMD as of the date of the Closing ("Closing Date"). TMD shall own the following asset as of the Closing Date: A leasehold interest in approximately 18,558 rentable square feet located at 7537 Central Ave., Skokie, IL 60077, pursuant to that certain Lease Agreement dated December 6, 2022 by and between Amy and Connor, LLC, as landlord ("Landlord") and TMD, as tenant (the "Skokie Lease"). As of the Closing Date, the Skokie Lease shall be in full force and effect and legally binding, without any outstanding defaults by TMD (as tenant) thereunder.

TMD has not yet engaged in any business, and as of the Closing Date TMD shall not yet have engaged in any business.

(D) Visco Parties and Entities. The Estate of Christine Visco (the "Visco Estate") is the primary owner of Illinois Kindness Three LLC, an Illinois limited liability company ("IK3"). The Executor of the Visco Estate is Candace Centeno (the “Visco Executor”). IK3 is managed by its Managers, Molly Dunne and Candace Centeno. (collectively the “IK3 Managers”). IK3 is owned by its members (collectively the “IK3 Members”).

(E) TMD Purchase Agreement. SI, the Visco Estate, and TMD entered into that certain Membership Interest Purchase Agreement dated as of November 8, 2024 (the "TMD Purchase Agreement"), pursuant to which SI acquired 100% of the ownership interests in TMD from the Visco Estate.

3. Conditions Precedent to the Closing

The following shall be conditions precedent to the Closing (the "Conditions Precedent"):

(A) The TMD Group's agreements, representations, warranties and covenants set forth in Section 2 above shall be fulfilled and accurate on or before the Closing Date. Without limiting the generality of the foregoing, on or prior to the Closing Date:

(B) The Merger Agreement (as defined below) and all of the other transactions contemplated by this LOI shall have been approved in writing by LIFD, by a majority of the LIFD Board, by a majority of the LIFD Stockholders if such approval is required under Nevada law, and by the Merger Subsidiary (as defined below);

(C) The Merger Agreement and all of the other transactions contemplated by this LOI shall have been unanimously approved in writing: by each of the Owners; by the SI Board; and by the Managers of TMD;

(D) The Merger Agreement shall have been approved by LIFD's lender, Surety Bank of DeLand, Florida;

(E) All necessary securities filings in regard to the Merger (as defined below) shall have been filed, and any necessary approvals shall have been obtained from the U.S. Securities and Exchange Commission (the "SEC"), all in the opinion of LIFD's securities attorney David Hunt of Salt Lake City, Utah;

(F) LIFD's outside firm of certified public accountants, Fruci & Associates II, PLLC of Spokane, Washington ("Fruci") shall have agreed with LIFD that the financial statements of SI and TMD for fiscal years 2023 and 2024 are not required to be audited, or, alternatively, any needed audits and audit opinion letters associated with the Merger shall have been delivered by Fruci to LIFD, and such audits and opinion letters shall have been acceptable to LIFD in form and substance in its discretion; and

(G) Any necessary approvals of or consents to the Merger, or to the executives, directors or stockholders of LIFD or its subsidiaries, shall have been obtained from the State of Illinois and its departments and agencies, and from any other governmental bodies having any approval rights thereof (collectively the "Governmental Approvals").

4. The Closing

Following the successful fulfillment all of the Conditions Precedent, the Parties shall proceed to a closing (the "Closing") to be held on the Closing Date at the offices of law firm Fox Rothschild LLP in Chicago, at which the following shall occur:

(A) TMD shall merge with and into a newly formed, wholly owned subsidiary of LIFD (the "Merger Subsidiary") pursuant to a mutually acceptable merger agreement (the "Merger Agreement"), under which Merger Agreement LIFD shall acquire, via merger (the "Merger"), 100% of the ownership interests in TMD, and TMD shall be the surviving entity in such Merger. The Merger Agreement shall, among other things, contain representations, warranties, covenants, conditions, and indemnification provisions customary to transactions like the Merger (for example but without limitation, representations, warranties, covenants, conditions, and indemnification provisions similar to those contained in the agreements used by LIFD in its acquisition of Lifted on February 24, 2020.) Without limiting the generality of the foregoing, the Merger Agreement shall include an accurate list of TMD's licenses, assets, liabilities and contracts as of the Closing Date, certified to LIFD in writing by the Sustainable Executives, and such list must be acceptable to LIFD in its discretion; and

(B) The merger consideration to be paid by LIFD in the Merger pursuant to which LIFD shall acquire 100% of the ownership interests in TMD shall consist of Two Million (2,000,000) shares of unregistered common stock of LIFD ("LIFD Shares"). Such LIFD Shares shall be allocated and distributed among the Owners of TMD in the Merger as specified in the Merger Agreement.

5. Pending Discussions and Negotiations

SI and TMD have already entered into discussions and negotiations with certain third parties related to certain potential agreements and arrangements. The Sustainable Executives agree and covenant that prior to the Closing they shall use good faith efforts to collaborate with LIFD Group regarding these discussions and negotiations.

6. No Shop Clause

During the period between the signing of this LOI and either the termination of this LOI or the execution of the Merger Agreement, SI, TMD and the Sustainable Executives and their lawyers, agents and representatives shall not directly or indirectly enter into any discussion(s), negotiation(s), letter(s) of intent, merger(s), reorganization(s), stock sale(s), asset sale(s) (other than asset sales in the ordinary, normal, and customary course of business), other transaction(s), loan agreement(s), financing agreement(s) or arrangement(s) of any type, other capital raise(s), or other contract(s) or arrangement(s) with any third party, or any other agreement(s), contract(s) or arrangement(s) outside the ordinary course of business that would or might delay or make more costly or difficult the closing of the Merger. The Merger Agreement shall include similar covenants regarding the period (if any) between the signing of the Merger Agreement and the Closing or the termination of the Merger Agreement.

During the period between the signing of this LOI and the execution and delivery of the Merger Agreement or the termination of this LOI, the Sustainable Executives shall operate SI, TMD and their affiliates only in accordance with the ordinary, normal and customary course thereof consistent with past practices, or as otherwise contemplated in this LOI.

7. Good Faith Efforts to Close

Each of the Parties agrees and covenants to use good faith efforts to cause the Merger to close as soon as practicable, subject to the fulfillment of all of the terms, conditions and requirements set forth in this LOI and in the Merger Agreement.

8. Termination of this LOI and the Merger Agreement

The Parties agree and acknowledge that there is considerable time pressure to proceed forward to a closing of the Merger as soon as possible. Either Party shall have the unilateral right to terminate this LOI, without any payment by or penalty due from any party, if such Party in good faith believes that the terms, conditions and requirements that must be met in order for the Closing to occur cannot reasonably be met on or before March 15, 2025, or if any material provisions of this LOI shall be adjudged by a court or the SEC to be invalid or unenforceable, and thereafter the parties to this LOI are unable to mutually agree upon how to proceed forward with the Mergers as impacted by such court or SEC action, provided, however, that if one or more of the Conditions Precedent, such as Governmental Approvals referred to in Section 3(G)

above, cannot reasonably be met on or before March 15, 2025, then the Parties shall meet and use good faith efforts in an attempt to fashion a mutually acceptable interim arrangement that would accommodate a delay in the Closing Date to a date after March 15, 2025.

9. Miscellaneous

(A) Each of the Parties shall bear its or his own fees and expenses in connection with the proposed transactions. Without limiting the generality of the foregoing, each of the Parties shall be solely responsible for the fees and expenses owed by it or him to any lawyers, accountants, financial advisors, investment bankers, brokers or finders employed by such Party.

(B) LIFD shall be permitted to publicly disclose the terms and conditions of this LOI and the Merger Agreement in its SEC filings, press releases, conference calls, and investor relations efforts, and the Parties shall use good faith efforts to cooperate therewith.

(C) The Parties acknowledge that LIFD is a publicly traded company and that unauthorized disclosure of any material non-public information regarding LIFD or the transactions contemplated by this LOI could subject the disclosing party to scrutiny and potential liability under applicable securities laws and regulations.

In Witness Whereof, the Parties have executed and delivered this LOI as of the date first written above.

LFTD Partners Inc., a Nevada corporation

By  /s/ Gerard M. Jacobs

Gerard M. Jacobs, CEO

Lifted Liquids, Inc., an Illinois corporation

By  /s/ Nicholas S. Warrender

Nicholas S. Warrender, CEO

  /s/ Gerard M. Jacobs

Gerard M. Jacobs, a Florida resident

  /s/ Nicholas S. Warrender

Nicholas S. Warrender, a Florida resident

  /s/ William C. Jacobs

William C. Jacobs, a Florida resident

Sustainable Innovations Inc., an Illinois corporation

By  /s/ L. John Murray

L. John Murray, its authorized representative

TMD Ventures, LLC, a Pennsylvania limited liability company

By  /s/ Karim J. Murray

Karim "Joe" Murray, its authorized representative

  /s/ L. John Murray

L. John Murray, an Illinois resident

  /s/ Erik Carlson

Erik Carlson, an Illinois resident

  /s/ Karim J. Murray

Karim "Joe" Murray, an Alabama resident